EXHIBIT 10.22

LOAN AND SECURITY AGREEMENT

by and between

Legato Systems, Inc., as Borrower

and

Silicon Valley Bank, as Lender

December 31, 2002

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THIS LOAN AND SECURITY AGREEMENT, dated as of December 31, 2002, is by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California, 95054, and LEGATO SYSTEMS, INC. (“Borrower”), whose address is 2350 West El Camino Real, Mountain View, California, 94040, and provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties hereto agree as follows:

1. DEFINITIONS; ACCOUNTING AND OTHER TERMS

Capitalized terms used herein shall have the meanings given to such terms in Section 13 of this Agreement. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances.

2.1.1 Advances.

(a) Bank will make Advances not exceeding the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base minus (A) the outstanding principal balance of the Advances minus (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (C) the FX Reserve and minus (D) all amounts for services utilized for Cash Management Services. Amounts borrowed hereunder that remain available for borrowing under this Agreement may be repaid and reborrowed prior to the Maturity Date.

(b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon Pacific Time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B (the “Payment/Advance Form”). Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c) The Committed Revolving Line shall terminate on the Maturity Date, and all Advances are immediately due and payable on the Maturity Date.

(d) Bank’s obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2 Letters of Credit.

(a) Bank will issue or have issued standby Letters of Credit for Borrower’s account not exceeding the lesser of (a) the amount available under the Committed Revolving Line and (b) the Borrowing Base (each, a “Letter of Credit”). Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Maturity Date if such Maturity Date is not extended by Bank or if an Event of Default occurs and continues. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(b) Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank Bank’s customary fees in connection with the opening of a letter of credit (the “Letter of Credit Fees”). The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof, if required. In addition, Borrower shall pay to Bank, for its own account, any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any application for Letters of Credit. All Letter of Credit Fees shall be part of the Obligations.

(c) If any Letter of Credit is drawn upon, such amount shall constitute an Advance but shall be immediately due and payable. If such amount is not paid immediately, then the full amount thereof shall accrue interest at the rate set forth in Section 2.3(a).

2.1.3 Foreign Exchange.

If there is availability under the lesser of the Committed Revolving Line and the Borrowing Base, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contract”). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the amount available under the Committed Revolving Line (the “FX Reserve”). Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.1.4 Cash Management Services.

Borrower may use the availability under the lesser of the Committed Revolving Line and the Borrowing Base for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit cards, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized for Cash Management Services will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for

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any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2 Overadvances.

If, at any time, Borrower’s Obligations hereunder exceed the lesser of (a) the Committed Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay Bank the excess.

2.3 Interest Rate, Payments.

(a) Interest Rate. Advances accrue interest on the outstanding principal balance thereof at a per annum rate equal to the greater of (i) one-half of one percentage point above the Prime Rate and (ii) 4.75%. After an Event of Default has occurred, Obligations shall accrue interest at a rate per annum equal to 3 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Advances is payable on the first (1st) of each month. Bank may debit any of Borrower’s deposit accounts, including account number 3300385582, for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 1:00 PM Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4 Fees.

Borrower will pay:

(a) Loan Fee. A fully earned, non-refundable loan fee in the amount of Fifty Thousand Dollars ($50,000) is due on or before the Closing Date.

(b) Expedite Fee. A fully earned, non-refundable fee in the amount of Ten Thousand Dollars ($10,000) is due on or before the Closing Date, but only if the Closing Date occurs on or before December 31, 2002.

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the date of this Agreement are payable upon demand.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance.

Bank’s obligation to make the initial Advance is subject to the condition precedent that it receive the agreements, documents, including the Opinion of Borrower’s counsel, and fees it requires.

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3.2 Conditions Precedent to all Advances.

Bank’s obligation to make each Advance, including the initial Advance, is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Advance and no Event of Default may have occurred and be continuing, or result from such Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Any security interest will be a first priority security interest in the Collateral. Bank may place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2 Authorization to File; Delivery of Additional Documentation.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s security interest in the Collateral. Borrower shall execute and deliver to Bank, at the request of Bank, all documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Organizational Structure; Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Borrower has not changed its state of formation or organizational structure or type or any organizational number assigned by its jurisdiction of formation.

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The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral.

Borrower has rights in the Collateral and its Intellectual Property sufficient to grant a security interest therein, free of Liens except Permitted Liens. All of Borrower’s deposit accounts are described on the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive and exclusive licenses granted to its customers in the ordinary course of business. Each issued Patent owned by Borrower is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change. Borrower shall not change the location of any Collateral.

5.3 Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital

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after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results).

6. AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws,

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ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 90 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) annual financial projections in form and substance commensurate with those provided to Borrower’s board of directors or utilized by Borrower’s executive management, in form and substance satisfactory to Bank; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) Within 20 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate, with aged listings of accounts receivable and accounts payable.

(c) Within 20 days after the last day of each month, Borrower will deliver to Bank a schedule containing a description Borrower’s Deferred Revenue, on a consolidated basis (the “Deferred Revenue Schedule”), in form and substance acceptable to Bank.

(d) Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate.

(e) Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s expense, and such audit will be satisfactory to Bank. Such audits will be conducted no more often than once in every 6-month period unless an Event of Default shall have occurred.

6.3 Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

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6.4 Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5 Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6 Financial Covenants.

(a) Borrower will maintain each of the following as of the last day of each month:

(i) Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.20 to 1.00; and

(ii) Unrestricted Cash and Availability. Unrestricted Cash and Availability in an amount not less than $20,000,000.

(b) Borrower will maintain each of the following as of the last day of each quarter:

(i) Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.25 to 1.00; and

(ii) Quarterly Revenue. Revenue in an amount not less than $68,000,000.

6.7 Investable Funds with Bank. Borrower shall deposit with Bank or any Affiliate of Bank 100% of its consolidated, Investable Funds.

6.8 Registration of Intellectual Property Rights.

Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

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6.9 Use of Proceeds.

Borrower shall use the Advances (including Advances constituting Letters of Credit) only for its general working capital requirements.

6.10 Account Control Agreements.

Borrower shall deliver to Bank a Control Agreement executed by any institution with which Borrower maintains any type of deposit, operating or investment account, including Wells Fargo Bank, within sixty (60) calendar days after the Closing Date, and, thereafter, Borrower shall deliver to Bank a Control Agreement immediately upon the opening any such account.

6.11 Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements (such as source code escrow arrangements) for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

7.2 Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a Change in Control. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office, add any new offices or business locations in which Borrower maintains or stores over $5,000 in Borrower’s assets or property or change its state of incorporation.

7.3 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) Borrower is the sole surviving entity.

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7.4 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.

Create, incur, or allow any Lien on any of its property (including its Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereunder.

7.6 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

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8.1 Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Advance will be made during the cure period);

8.2 Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7; or

If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3 Material Adverse Change.

If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.

8.4 Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5 Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Advances will be made before any Insolvency Proceeding is dismissed);

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8.6 Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7 Judgments.

If a money judgment(s) in the aggregate of at least $50,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Advances will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9 Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

                (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

                (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

                (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

                (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay,

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purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then

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applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH COUNSEL. PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

14.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2 Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except with respect to (a) and (b) above, for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

15.

12.8 Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or already in Bank’s possession before disclosed to Bank by Borrower, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line, including Advances used to issue or fund Letters of Credit, the FX Reserve or Cash Management Services.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

16.

“Borrowing Base” is 80% of the sum Eligible Accounts plus Eligible Foreign Accounts, in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Borrowing Base Certificate” is a Borrowing Base Certificate signed by a Responsible Officer in substantially the same form of Exhibit C attached hereto.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” are defined in Section 2.1.4.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code in effect in any applicable jurisdiction.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is an Advance up to the aggregate principal amount of $20,000,000.

“Compliance Certificate” is a Compliance Certificate signed by a Responsible Officer in substantially the same form of Exhibit D attached hereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

17.

“Control Agreement” is an account control agreement, in form and substance satisfactory to Bank, executed and delivered by Borrower, Bank and all applicable depositary institutions, with respect to Borrower’s deposit or operating accounts, or all applicable securities intermediaries, with respect to Borrower’s securities accounts.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Deferred Revenue” is all amounts received in advance of performance and not yet recognized as revenue.

“Deferred Revenue Schedule” is defined in Section 6.2(c).

“Deferred Revenue Allowance Ratio” is the ratio of (a) Quick Assets minus the total amount outstanding hereunder to (b) Current Liabilities minus Deferred Revenue minus the total amount outstanding hereunder.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5, and which contain selling terms and conditions acceptable to Bank; provided, that Bank may change eligibility standards by giving Borrower notice thereof. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a) Accounts against which Bank does not have a perfected, first priority security interest;

(b) Accounts that the account debtor has not paid within 90 days of invoice date;

(c) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(d) Accounts with credit balances over 90 days from invoice date;

(e) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves otherwise in writing;

(f) Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(g) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and against which Bank’s security interest has not been perfected under the Assignment of Claims Act;

18.

(h) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(j) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts for which Bank determines collection to be doubtful, or the Account holder to be an unacceptable business risk; or

(m) The amount received on behalf of any Account constituting Deferred Revenue. Notwithstanding the foregoing:

(i) if Borrower’s Deferred Revenue Allowance Ratio, measured as of the last day of a calendar quarter, is at least 1.35 to 1.00, then, for the next succeeding calendar quarter, 50% of its Deferred Revenue (as set forth on its Deferred Revenue Schedule) shall be deemed to constitute “Eligible Accounts,” or

(ii) if Borrower’s Deferred Revenue Allowance Ratio, measured as of the last day of a calendar quarter, is at least 1.50 to 1.00, then, for the next succeeding calendar quarter, 100% of its Deferred Revenue (as set forth on its Deferred Revenue Schedule) shall be deemed to constitute “Eligible Accounts.”

“Eligible Foreign Accounts” are Accounts in the ordinary course of Borrower’s business, the account debtors of which do not have their principal place of business in the United States, but only to the extent that such foreign Accounts meet all of Borrower’s representations and warranties in Section 5, contain selling terms and conditions acceptable to Bank, and satisfy the following conditions:

(a) the Account debtor is Hewlett Packard or Nokia; or

(b) such Accounts are backed by letters of credit advised through and acceptable to Bank in its sole discretion; or

(c) such Accounts are covered by a foreign credit insurance policy acceptable to Bank in its sole discretion, and Bank is named as the beneficiary thereunder; provided, that, for purposes of calculating the Borrowing Base, the amount of such Account shall be reduced by the amount of the applicable insurance deductible.

19.

Notwithstanding the foregoing, Bank may change eligibility standards by giving Borrower notice thereof.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held; and

(c) All design rights which may be available to Borrower now or later created, acquired or held.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

20.

“Investable Funds” means all domestic cash and cash equivalents minus non-interest bearing funds held at financial institutions other than Bank.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Fees” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, any account control agreements, and any other present or future agreement between Borrower or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is described in Section 8.3.

“Maturity Date” is December 30, 2003.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Opinion” is that certain opinion executed and delivered by Borrower to Bank in accordance with Section 3.1, substantially in the form of Exhibit E.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

21.

(e) Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date; and

(b) future Investments in similar types of Investments pursuant to Borrower’s investment policy (attached hereto as Schedule A) that has been formally adopted or otherwise approved by Borrower’s Board of Directors.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and the cost of such Equipment does not exceed $250,00 in the aggregate per year;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Software escrow arrangements entered into by Borrower in the ordinary course of business;

(f) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property; and

(g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

22.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Unrestricted Cash and Availability” is the sum of (a) Borrower’s consolidated, unrestricted cash and short-term cash equivalents on deposit in the United States in the name of Borrower or any of its domestic Subsidiaries, as represented on Borrower’s monthly balance sheet, plus (b) the lesser of (i) the Borrowing Base less any outstanding Advances or (ii) the amount available under the Committed Revolving Line.

[The signature page follows.]

23.

BORROWER: LEGATO SYSTEMS, INC.

By:

Printed Name:

Title:
BANK: SILICON VALLEY BANK

By:

Printed Name:

Title:

24.

SCHEDULE OF EXCEPTIONS

Deposit Accounts (Section 5.2)

None

Litigation (Section 5.3)

None

Permitted Indebtedness (Section 13)

None

Permitted Investments (Section 13)

40,113 Shares of Sun Microsystems

1,000,0000 Household Nether SR UNS Bonds

2,950,000 Westinghouse EL SR UNS Bonds

1,000,000 Philip Morris SR UNS Global Bonds

2,500,000 Merrill Lynch Ser B MTN SR UNS Bonds

3,400,000 Intl Lease Fin SR UNS Bonds

1,050,000 C/P Centerpoint ENER

1,950,000 C/P Glencore Funding

364,000 C/P Ford Motor Company

Permitted Liens (Section 13)

Three Leases with Town & Country Leasing

Town & Country Leasing LLC

1097 Commercial Avenue, PO Box 329

East Petersburg, PA 17520

(717) 735-5120

Lease Number 109127: $33,350.20

Lease Number 109030: $340,947.75

Lease Number 109113: $34,557.60

SCHEDULE A

Cash Investment Policy

Legato Systems, Inc.

1.0 Purpose

1.1 The purpose of this policy is to establish the parameters for Legato Systems, Inc. (the “Company”) to be followed when investing its excess cash. Excess cash is defined as cash and cash equivalents, which the Company has or expects to have on hand, that are in excess of its working capital requirements for the next two months.

1.2 The investment objectives of the Company’s excess cash, in order of priority, are as follows:

•	Preserve principal;
•	Meet internal liquidity requirements;
•	Avoid inappropriate concentrations of investments;
•	Deliver optimum yields (after-tax) in relationship to the guidelines and market conditions, and;
•	Provide fiduciary control of all investments.

1.3 Risk and yield – The Company is adverse to incurring market risk or credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company’s reported financial statements are never materially affected by decreases in the market value of securities held.

2.0 Scope

The Company’s Cash Investment Policy represents the minimum standard for all domestic and international subsidiaries and has been approved by the Company’s Board of Directors.

3.0 Responsibilities

The Chief Financial Officer and/or Corporate Controller are authorized to make cash investments on behalf of the Company and are charged with the responsibility of creating and maintaining an investment portfolio that adheres to the guidelines set forth in this policy. Any revisions or amendments to parameters set forth herein will be the responsibility of the Chief Financial Officer.

4.0 Permissible Investments and Credit Quality

4.1 Obligations issued or guaranteed by the U.S. Government, its agencies or government sponsored entities such as FNMA and FHLMC.

4.2 U.S. Government and Agency pass-through securities and collateralized mortgage obligations (CMOs).

4.3 Obligations of corporations, including commercial paper, master notes, medium term notes or bonds and public debt securities, with short term ratings of A-2 or P-2 or better or long term rating of A- or A3 or better by either Standard & Poor’s or Moody’s. In the case of issues with a split rating (e.g., A by one agency and Bbb by another), the lower rating shall apply.

4.4 Obligations of U.S. banks, including bank notes, medium-term notes, certificates of deposits, bankers’ acceptances, time deposits, eurodollar time deposits and market auction preferred, with short term ratings of A-2 or P-2 or better or long term rating of A- or A3 or better by either Standard & Poor’s or Moody’s. In the case of issues with a split rating (e.g., A by one agency and Bbb by another), the lower rating shall apply.

4.5 Asset-backed securities and commercial mortgage-backed securities supported by assets owned by the issuer and placed with a trustee, which has a short-term rating A-1/P-1 or a long-term rating of rated AAA or Aaa by Standard & Poor’s or Moody’s.

4.6 Tax-exempt or tax-advantage securities, which have at least a short-term A-1 or a long-term AA Standard & Poor’s or Aa2 Moody’s credit rating. Eligible investments include auction rate municipal bonds, tax-exempt commercial paper, municipal notes and bonds, municipal floating rate securities and variable rate demand notes.

4.7 Taxable or tax-exempt money market funds with assets greater than $500 million and whose assets have average maturities less than or equal to 90 days.

5.0 Portfolio Diversification Requirements

5.1 At the time of purchase, no more than the greater of 5% of the portfolio or $1 million may be invested with any one issuer valued on a daily market to market basis, with the exception of obligations of the U.S. Government and its agencies and daily money market funds for which no limit will be imposed.

5.2 A minimum of 10% of the portfolio must be invested in U.S. Treasury securities, U.S. Governmental agency securities and/or cash.

5.3 All of the above credit risk limits are to be measured at the time of purchase and on a market value basis. As cash withdrawals are made and as the market value of the portfolio changes, the limits may be exceeded on a market value basis. Should this occur, the portfolio will be adjusted in a timely, prudent and economically efficient manner.

6.0 Liquidity Requirements

6.1 The maximum duration of any single issue of the portfolio will be three (3) years. For securities that have put dates, reset dates, on auction dates, or that trade based on their average maturity, the put date, auction date, reset date, or average maturity will be used instead of the final maturity date for average duration guidelines purposes.

6.2 The duration of the portfolio shall not exceed 1.6 years.

7.0 Performance Requirements

7.1 The performance of the portfolio shall be measured by comparison to the total return of an appropriate objective index or investment performance benchmark. Performance will be measured on a total return basis without restriction on the amount of realized gains or losses.

7.2 The target for performance is the total return of a benchmark that approximates the target duration of the portfolio using the appropriate blend of indexes. Indexes should be reputable and readily determinable such as Salomon Smith Barney, Lehman Brothers or Merrill Lynch.

2.

8.0 Exceptions to this Policy

If a proposed action deviates significantly from the policy, the Chief Financial Officer will secure approval from the Chief Executive Officer or the Chairperson of the Board, with subsequent concurrence by the full Board of Directors. Minor exceptions are expected to occur from time to time. The spirit of the Policy is not to prevent exceptions, but to promote planning for investments and to integrate investment strategy with other business activity.

3.

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter existing:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, payment intangibles, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, contracts, licenses, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, software, computer discs, computer tapes, literature, reports, catalogs, design rights, tax and other types of refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising rights to payment of any kind, including accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including warehouse receipts), cash, cash equivalents, deposit accounts, securities, securities entitlements, securities accounts (including health care insurance receivables and credit card receivables), investment property, financial assets, letters of credit, letter of credit rights (whether or not evidenced by a writing), certificates of deposit, instruments, chattel paper and electronic chattel paper rights now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

All investment property, whether held directly or as a security entitlement, securities account, commodity contract or a commodity account, maintained with any securities intermediary or commodity intermediary; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, knowhow, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Borrower and Bank are parties to a Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property.

2.

EXHIBIT B

LOAN PAYMENT/ ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON PACIFIC TIME

Fax To:	Date:

Borrower: Legato Systems, Inc.

☐    Loan Payment:

From Account #	To Account #
(Name and Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on and as of the date hereof, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Authorized Signature:	Phone Number:

☐    LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Name and Deposit Account #)
Amount of Advance $

Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on and as of the date of the requested Advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

2.

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower:	Legato Systems, Inc.		Bank:		Silicon Valley Bank
	2350 West El Camino Real				3003 Tasman Drive
	Mountain View, CA 94040				Santa Clara, CA 95054

Commitment Amount: $ 20,000,000

ACCOUNTS RECEIVABLE

1.	Accounts Receivable Book Value as of			$

2.	Eligible Foreign Accounts Book Value as of			$

3.	Other additions, including additions based on Deferred Revenue Allowance Ratio (please explain on reverse)			$

4.	TOTAL ACCOUNTS RECEIVABLE			$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

5.	Amounts against which Bank not perfected	$

6.	Amounts over 90 days due	$

7.	Balance of 50% over 90 day accounts	$

8.	Credit balances over 90 days	$

9.	Concentration Limits	$

10.	Non-Eligible Foreign Accounts	$

11.	Governmental Accounts	$

12.	Contra Accounts	$

13.	Promotion or Demo Accounts	$

14.	Intercompany/Employee Accounts	$

15.	Accounts challenged by Debtor	$

16.	Accounts constituting excludable Deferred Revenue	$

17.	Other (please explain on reverse)	$

18.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$

19.	Eligible Accounts (#4 minus #18)			$

20.	LOAN VALUE OF ACCOUNTS (80% of #19)			$

BALANCES

21.	Maximum Loan Amount		$20,000,000

22.	Total Funds Available [Lesser of #21 or #20]			$

23.	Present balance owing on Line of Credit	$

24.	Outstanding under Sublimits (LC, FX or CM)	$

25.	RESERVE POSITION (#22 minus #23 and #24)			$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Rec’d By:
Auth. Signer
Date:
Verified:
LEGATO SYSTEMS, INC.	Auth. Signer
By:	Date:
Authorized Signer

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

FROM:	LEGATO SYSTEMS, INC.

2350 West El Camino Real

Mountain View, CA 94040

The undersigned authorized officer of LEGATO SYSTEMS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, except as noted below, and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The undersigned officer certifies that such documents were prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next, except as explained in an accompanying letter or footnotes. The undersigned officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements + CC	Monthly within 30 days		Yes	No

Annual (Audited)	FYE within 90 days		Yes	No

Borrowing Base Certificate with A/R & A/P Agings	Monthly within 20 days		Yes	No

A/R Audit	Initial and Semi-Annual		Yes	No

Annual Financial Projections	Annually		Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:

Minimum Quick Ratio (Adjusted)	1.20:1.00	:1.00	Yes	No

Unrestricted Cash and Availability	$20,000,000	$________	Yes	No

Maintain on a Quarterly Basis:

Minimum Quarterly Revenue	$68,000,000	$________	Yes	No

Minimum Quick Ratio (Adjusted)	1.25:1.00	:1.00	Yes	No

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Comments Regarding Exceptions: See Attached. Sincerely, LEGATO SYSTEMS, INC. SIGNATURE TITLE DATE	BANK USE ONLY Received by: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes No

2.

EXHIBIT E

FORM OF OPINION OF COUNSEL TO BORROWER

[Date]

Silicon Valley Bank

2400 Geng Road, Suite 200

Palo Alto, California 94303

Re:

Ladies and Gentlemen:

We have acted as [special] counsel for [                                         ], a Delaware corporation (the “Company”), in connection with [brief description of transaction] and the Loan and Security Agreement dated as of [                                ] (the “Agreement”), by and between the Company and Silicon Valley Bank (the “Lender”).

This opinion is furnished to you pursuant to Section          of the Agreement. Capitalized terms used but not defined herein have the meanings given them in the Agreement.

In connection with this opinion, we have examined the following documents, each of which is dated as of even date herewith:

1. the Agreement; and

2. the Negative Pledge Agreement by and between the Company and the Lender.

In addition, for purposes of rendering our opinions below, we have examined the following:

3. the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware on                                 ;

4. the Bylaws of the Company certified to us by an officer of the Company to be in full force and effect as of the date of this opinion letter;

5. the resolutions adopted by the board of directors of the Company at a meeting held on                                 ;

6. the Certificate of Status issued by the Secretary of State of the State of Delaware stating that the Company is a domestic corporation in good standing in such state, dated                                 ; and

7. the certificate of tax good standing for the Company issued by the Franchise Tax Board of the State of California on                                 .

Items (1) and (2) above are hereinafter collectively referred to as the “Transaction Documents”; items (3) and (4) above are hereinafter collectively referred to as the “Organizational Documents”; and items (6) and (7) above are hereafter referred to as the “Good Standing Certificates.”

We have examined executed counterparts of the Transaction Documents and originals, or copies, the authenticity of which has been established to our satisfaction, of such other documents, corporate records, agreements and instruments and certificates of public officials and officers of the Company as we have deemed necessary as the basis for the opinions herein expressed. As to the questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company.

Based on the foregoing and having regard for legal considerations as we have deemed relevant, it is our opinion that:

1. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and is qualified as a foreign corporation in all jurisdictions where the failure to do so would result in a material adverse effect upon the Company.

2. The execution and delivery of each Transaction Document and performance by the Company of its obligations thereunder and of the transactions contemplated thereby, are within the corporate power and authority of the Company and have been authorized by proper corporate proceedings. The Transaction Documents have been duly executed and delivered by the Company.

3. Each of the Transaction Documents and all of the terms and provisions thereof are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4. The execution and delivery of, and performance of its obligations under, each of the Transaction Documents by the Company do not (a) violate any provision of the Organizational Documents, (b) conflict with or constitute a default under any credit agreement, loan agreement, or any other agreement evidencing an obligation by the Company to repay any indebtedness, or (c) breach or otherwise violate any existing obligation of the Company under any order, writ, injunction judgment or decree of any state or federal court or governmental authority binding on the Company.

This Opinion is furnished by [us] [the undersigned] as counsel for the Company and may be relied upon by you only in connection with the transactions contemplated by the Agreement. It may not be used or relied upon by you or for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance [our] [the undersigned’s] prior written consent. You may, however deliver a copy of this opinion to each permitted

2.

transferee and assignee of the Agreement, together with your and their participants, and each such transferee, assignee and participant may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion.

Respectfully submitted,

3.